                                                                   Exhibit 10(5)

                                   AGREEMENT

     Agreement made as of this 29th day of November, 1995 by and between Autotote Systems, Inc. ("Autotote"), a Delaware Corporation, having an office at 100 Bellevue Road, Newark, Delaware 18714 and Mountaineer Park, Inc. ("MPI") a West Virginia corporation, having an office at Mountaineer Park, Chester, West Virginia 26034.

     WITNESSETH:

     WHEREAS, AUTOTOTE has provided totalisator services to MPI pursuant to an agreement dated September 21, 1984 (as amended); and

     WHEREAS, the parties have engaged in negotiations for the extension of said totalisator agreement and the supplying by Autotote of Video Gaming Machines, which culminated in a letter agreement dated April 12, 1995, attached as Exhibit A ("Letter");

     WHEREAS, the needs and desires of the parties have changed such that they do not wish for the Letter to govern their relationship; and

     WHEREAS, the parties wish to rescind the Letter, completely release each other from any obligations thereunder, and conduct themselves from this day forward in accordance with this Agreement, the Promissory Note (defined herein), and the New Totalisator Agreement (defined herein); and

     WHEREAS, as part of the consideration for the execution by MPI of a new totalisator agreement, the parties have agreed to a repayment schedule for amounts owed by MPI to Autotote under the original totalisator agreement; and

     WHEREAS, the terms of said repayment are reflected in a Promissory Note ("Promissory Note") in the form of Exhibit B;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties hereby agree as follows:

     1. Simultaneously with the execution of this Agreement, MPI will execute the Promissory Note.

     2. Simultaneously with the execution of this Agreement, the parties will execute a Totalisator Agreement for the provision by ASI of Totalisator Services to MPI ("New Totalisator Agreement").

     3. Simultaneously with the execution of this Agreement, MPI will deliver to Autotote a certified check (or arrange for a wire transfer) in the amount of $35,600, representing payments owed for Totalisator Services for the months of September and October, 1995 and interest thereon (as reflected in Annex A of the Promissory Note).

     4. Autotote and MPI on their own behalf and on behalf of their respective shareholders, directors, officers, representatives, successors, assigns, subsidiaries, parent corporations and/or affiliates do each hereby release and forever discharge the other and their shareholders, directors, officers, representatives, successors, assigns, subsidiaries, parent corporations and/or affiliates from any and all obligations, liabilities, claims, demands, causes of action or losses on account of any kind, character or nature whatsoever known or unknown, suspected or unsuspected, including costs, fees, interest payments, or other demands for payment, arising from or related to or connected with the Letter or, until the date hereof, claims related to or connected with the original totalisator agreement and negotiations related to or connected with the New Totalisator Agreement (including submissions to regulatory authorities), except as herein otherwise specifically set forth. In the event of the breach of any term or condition of this Agreement, however, each party reserves the right to assert against the other such claims for recoverable damages as may arise out of said breach.

     5. This Agreement shall not be amended or modified in any respect, except in writing by an officer of the party to be charged therewith.

     6. This Agreement embodies the entire agreement between the parties, and there have been and are no covenants, representations or warranties between the parties other than those set forth herein or herein provided for.

     7. This Agreement shall inure to the benefit of the parties and their respective authorized legal representatives, successors or assigns and shall be binding upon Autotote and MPI and their authorized successors and assigns.

     8. The validity, construction and performance of this Agreement and the transactions shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

Autotote Systems, Inc.


/s/ Autotote Systems, Inc.
- ------------------------------


Mountaineer Park, Inc.

By:  /s/ Edson R. Arneault
- ------------------------------
Name: Edson R . Arneault
Title: President

                                    [AUTOTOTE LETTERHEAD]

                                                                       EXHIBIT A

April 12, 1995

Mr. Michael Dunn
Mountaineer Park
P.O. Box 358
Chester, WV 26034

Dear Michael:

This letter shall serve as an agreement for the provision of totalisator services and video gaming machines to Mountaineer Park (subject to approval by the West Virginia Lottery Commission): under the following terms and conditions, which will be ratified by a subsequent contract.

1. Autotote will loan Mountaineer $1 million, net of all outstanding receivables which are currently approximately $260,000 upon execution of a contract subsequent to this agreement. This loan schedule is as follows:

     a.  $250,000 upon execution of contract
     b.  50% of the outstanding balance upon delivery of video gaming machines
     c. remaining balance 90 days after completion of delivery of video gaming machines

2. Autotote will receive a five year extension of its present totalisator services agreement, under the terms and conditions described therein, except that on an annual basis during the term of this agreement, when the totalisator fees invoiced and paid to Autotote equal those invoiced Mountaineer Park in 1994, the daily totalisator fee for the remainder of the calendar year shall be reduced to .005 of all monies handled or $1,000 per live performance, whichever is greater. All additional contractual fees are unaffected and remain the same.

3. Autotote will replace the existing Mark II terminals with Probe terminals and Tiny Tims as agreed. Delivery of those machines will be within six weeks after the execution of the aforementioned contract.

4. Autotote will provide 200 Probe XLC Video gaming machines at the rate of $45,000 per month for three years from the date of installation. These machines will not be equipped with the picture in picture capability or have the ability to place parimutuel wagers. Parts, maintenance and data communications costs will be the responsibility of Mountaineer Park. Autotote will provide a 90-day warranty for all parts except where the manufacturer has a one-year warranty that Autotote will honor. After the initial three year term, Mountaineer will return the Video Gaming Machines to Autotote, unless however, the parties mutually agree to an extension of the initial agreement at terms to be negotiated between Mountaineer Park and Autotote. Mountaineer Park will have the ability to choose laminate colors and award glass design for the 200 machines.

5. Should the capability of having coin in/coin out be approved by the West Virginia Lottery Commission during the term of this agreement, Mountaineer Park has the right to replace the existing Autotote terminals and will pay all amounts due immediately according to the attached amortization schedule. Autotote reserves the right, with the

Mr. Michael Dunn
Mountaineer Park, Inc.
April 12, 1995


     approval of Mountaineer Park, to replace the existing Video Gaming Machines with new Video Gaming Machines with coin in/coin out capability already built in.

6. In consideration of the above-mentioned loan, Mountaineer Park agrees to pay Autotote an annual fee of $150,000 for years four and five of the totalisator agreement. In addition, if, during any part of the three year VGM contract, Mountaineer Park decides to replace the Autotote VGMs, Mountaineer Park will pay based on the attached amortization schedule.

7. Autotote agrees to give to Mountaineer Park the choice of using the Autotote central system located at Tri-State Greyhound Park, or interfacing to the existing IGT central system at Mountaineer Park. Mountaineer Park agrees to pay $2,000 per month for 36 months for the software work to allow Autotote terminals to interface to the IGT central system. Mountaineer Park also agrees to pay the $90 fee per terminal for the hardware modification to allow Autotote's terminals to work with IGT central system. If during the course of the 36 month lease, Autotote interfaces to another IGT central system other than the one located at Mountaineer Park, Autotote will rebate the prorated amount to Mountaineer Park for the initial software development.

8. The time for delivery of Autotote machines is three weeks from the execution of a formal agreement between Autotote and Mountaineer Park.

If you are in agreement with the above terms and conditions, please signify by signing on the appropriate line below.

If you have any questions, please do not hesitate to call.

Best regards,


/s/ Brooks H. Pierce
Brooks H. Pierce

BHP:sm

As agreed this 12th day of April 1995, by and between the undersigned on behalf of their respective companies.

/s/ Brooks H. Pierce                               /s/ Michael R. Dunn
- --------------------------------                   ----------------------------
Brooks H. Pierce, Vice President                   Michael R. Dunn, President
Autotote Systems, Inc.                             Winners Entertainment, Inc.

                           NEGOTIABLE PROMISSORY NOTE

                                    Exhibit B

FOR VALUE RECEIVED, Mountaineer Park, Inc. ("MPI"), a West Virginia corporation, having its principal place of business at Route 2 South, Chester, West Virginia 26034 unconditionally promises to pay to the order of Autotote Systems, Inc. ("Autotote"), without set-off of any kind, the principal amount of $461,167.14 such payments, together with the interest thereon, to be made as provided herein in Annex A.

All payments shall be made in lawful money of the United States of America to the above-named payee at 100 Bellevue Road, Newark, Delaware 19714 or at such other place as such payee or any successor holder hereof shall have designated at MPI in writing.

The Note may be prepaid at any time and from time to time in whole or in part without penalty.

Upon non-payment of any installment, all remaining installments shall immediately become due and payable, plus interest at the rate of 12% per annum, unless such rate is higher than the maximum rate of interest permitted by law, in which case the rate charged shall be the highest permitted by law. Notwithstanding the above, MPI shall have five (5) business days to cure any monetary default hereunder.

If one or more of the following events (herein referred to as "Events of Default") shall occur:

     (a) If MPI shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of MPI or any material part of its properties; or

     (b) If any proceeding is brought against MPI seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief or under present or future statute, law or regulation, or if, with or without consent of MPI any trustee, receiver or liquidator of MPI or of any material part of its property is appointed; or

     (c) If MPI defaults in the terms of this Negotiable Promissory; or

NEGOTIABLE PROMISSORY NOTE
Exhibit B

     (d) If MPI defaults in payment of any monetary obligation under any agreement pursuant to which it has borrowed money from any other party.

Then, and in any such event, the holder hereof may, at any time thereafter by written notice to MPI, declare the entire amount of this Note to be due and payable, whereupon the same shall forthwith become due and payable, together with interest accrued thereon as provided above, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived.

If this Note is turned over to an attorney or collection agency for collection, all costs of collection, including, without limitation, reasonable attorney's fees, may, at the holder's option, be added to the principal amount hereof and shall become payable by MPI at maturity by acceleration or otherwise.

No course of dealing between MPI and the holder of this Note and no delay on the part of the holder of this Note in exercising any rights of this Note shall operate as a waiver of the right of holder of this Note. No provision of this Note nor any default or Event of Default in connection therewith may be waived other than by a written instrument signed by the party waiving such provision, default or Event of Default. This Note may not be changed or terminated orally.

This Note and any interpretation and/or enforcement thereof shall be governed by the internal laws of the State of West Virginia without regard to principles of conflict of laws. This Note shall be a negotiable instrument transferable by endorsement.

If any provision of this Note shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Note and the obligations of MPI shall be carried out as if such invalid or unenforceable provision were not contained herein.

ATTEST                                MOUNTAINEER PARK, INC.


/s/ Michele Hollomon                  By:  /s/ Edson R. Arneault
- ------------------------------        ------------------------------
Michele Hollomon                      Name: Edson R. Arneault
                                      Title: President

                                MOUNTAINEER PARK
                               REPAYMENT SCHEDULE

                                                                         ANNEX A

Interest rate = 12.00

Mountaineer Park Repayment Schedule
Payments due at the end of each listed month


                                             Balance        Interest       Payment         Balloon      Ending Bal
                                             -------        --------       -------         -------      ----------
Sep 95 Outstanding balance as of 08/25/95    461,167.14     4,612.00       17,800.00*           --      447,979.14
Oct 85                                       447,979.14     4,480.00       17,800.00*           --      434,659.14
Nov 95                                       434,659.14     4,347.00       17,800.00            --      421,206.14
Dec 95                                       421,206.14     4,212.00       17,800.00            --      407,618.14
Jan 96                                       407,618.14     4,076.00       17,800.00            --      393,894.14
Feb 96                                       393,894.14     3,939.00       17,800.00            --      380,033.14
Mar 96                                       380,033.14     3,800.00       17,800.00      17,800.00     348,233.14
Apr 96                                       348,233.14     3,482.00       17,800.00      17,800.00     316,115.14
May 96                                       316,115.14     3,161.00       17,800.00      17,800.00     283,676.14
Jun 96                                       283,676.14     2,837.00       17,800.00      17,800.00     250,913.14
Jul 96                                       250,913.14     2,509.00       17,800.00      17,800.00     217,822.14
Aug 96                                       217,822.14     2,178.00       17,800.00             --     202,200.14
Sep 96                                       202,200.14     2,022.00       17,800.00             --     186,422.14
Oct 96                                       186,422.14     1,864.00       17,800.00             --     170,486.14
Nov 96                                       170,486.14     1,705.00       17,800.00             --     154,391.14
Dec 96                                       154,391.14     1,544.00       17,800.00             --     138,135.14
Jan 97                                       138,135.14     1,381.00       17,800.00             --     121,716.14
Feb 97                                       121,716.14     1,217.00       17,800.00             --     105,133.14
Mar 97                                       105,133.14     1,051.00       17,800.00      17,800.00      70,584.14
Apr 97                                        70,584.14       706.00       17,800.00      17,800.00      35,690.14
May 97                                        35,690.14       357.00          17,800      18,247.14           0.00

                                                           ----------------------------------------

                                                           55,480.00      373,800.00     142.847.14

* Amount paid pursuant to Settlement Agreement and Mutual Release